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                                                                   Exhibit 99.2

[Neurologix Logo]



COMPANY CONTACTS:                       INVESTOR RELATIONS CONTACTS:
Neurologix, Inc.                        Lippert/Heilshorn & Associates,Inc.
Mark Hoffman                            Kim Sutton Golodetz(kgolodetz@lhai.com)
(201) 592-6451                          John Quirk (jquirk@lhai.com)
www.neurologix.net                      (212) 838-3777


               NEUROLOGIX TO TRADE WITH NEW TICKER SYMBOL NLGX


FORT LEE, N.J. (February 11, 2004) - Neurologix, Inc., a developer of proprietary gene therapies for treating central nervous system disorders, today announced that beginning tomorrow, Thursday, February 12, its stock will trade on the OTC Bulletin Board under the ticker symbol NLGX.

The receipt of a new ticker symbol relates to the recently announced completion of its reverse merger with a wholly-owned subsidiary of Change Technology Partners, Inc. ("CTP") which previously traded on the OTC Bulletin Board under the ticker symbol CTPI. At a special meeting held on February 9, 2004, CTP shareholders agreed to the previously-announced merger of the two companies.
As a result of this transaction, CTP has changed its name to Neurologix, Inc.

ABOUT NEUROLOGIX, INC.
Neurologix, Inc. (the "Company") is a development stage company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other alternative therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease and epilepsy and its core technology, which it refers to as "NLX", is currently being tested in a Phase I human clinical trial, sponsored by the Company, to treat Parkinson's disease.

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